                                                                EXHIBIT 10.9



            POST-RETIREMENT DEATH BENEFIT PLAN FOR SENIOR EXECUTIVES

                     AS APPROVED BY THE BOARD OF DIRECTORS
                                AUGUST 23, 1979
                            (AMENDED APRIL 26, 1984)
                            (AMENDED JULY 24, 1986)
                           (AMENDED JANUARY 22, 1987)
                          (AMENDED SEPTEMBER 22, 1994)
                      (AMENDED, EFFECTIVE JANUARY 1, 1995)



SECTION 1.  ESTABLISHMENT AND PURPOSE

         The Martin Marietta Corporation Post-Retirement Death Benefit Plan for Senior Executives is established effective September 1, 1979, for senior executive personnel. It is intended to provide a means for attracting and retaining capable individuals as executive employees of the Corporation. It is further intended to encourage executives to voluntarily retire from key executive positions no later than age 65 to enhance advancement opportunities within the Corporation and thereby make employment by the Corporation more attractive.

SECTION 2.  DEFINITIONS

         The following terms, as used herein, shall have the following meanings:

         2.1 "Board of Directors" means the Board of Directors of Martin Marietta Corporation as it may be comprised from time to time.

         2.2     "Corporation" means Martin Marietta Corporation.

         2.3 "Employee" means a person employed by the Corporation on a full-time basis.

         2.4 "Participant" means an Employee who has attained the age of 55 and is employed in a position which is listed in Addendum A, which forms a part hereof and is attached hereto.

         2.5 "Plan" means the Martin Marietta Corporation Post-Retirement Death Benefit Plan for Senior Executives, as in effect at any time and from time to time.

         2.6 "Retirement" means separation from service for any reason other than to accept full time employment in a comparable position with another employer, provided that such retirement occurs no earlier than the first day of the month coinciding with or next following attainment of age 55 and no later than the first day of the month coinciding with or next following attainment of age 65 unless such continued employment has been specifically approved by the Board of Directors.

POST-RETIREMENT DEATH BENEFIT PLAN FOR SENIOR EXECUTIVES


SECTION 3.  ELIGIBLE GROUP

         3.1 Participants employed in any of the positions listed in Addendum A shall comprise the group eligible for participation under the Plan.

         3.2 In the event that a Participant shall simultaneously hold more than one position listed in Addendum A to this Plan only one benefit amount shall be payable. There shall be no duplication of benefits.

         3.3 Separation from employment with the Corporation in order to accept employment with any of its subsidiaries or affiliates shall not constitute retirement under the terms of the Plan and shall not result in commencement of entitlement to any benefit.

         3.4 Eligibility of a Participant for payment of a benefit under the Plan shall be determined in accordance with and subject to the terms hereof.

SECTION 4.  ELIGIBILITY FOR BENEFIT

         4.1 This Plan shall provide a benefit payable upon the death of a Participant subsequent to Retirement, provided that at the time of Retirement such Participant was then employed by the Corporation in one of the positions listed in Addendum A, except that in the case of a Participant who was employed by the Corporation in one of the positions listed in Addendum A on the date on which the transactions contemplated by the Agreement and Plan of Reorganization among Parent Corporation, Martin Marietta Corporation and Lockheed Corporation dated as of August 29, 1994 were consummated (the "Lockheed Transaction"), the Plan shall provide a benefit payable upon the death of a participant subsequent to Retirement based on the Participant's salary at the time of the Lockheed Transaction regardless of the position held by the Participant at the time of his Retirement.

         4.2 The death benefit payable under this Plan shall be an amount equal to a percentage of the Participant's annualized salary for the pay period immediately prior to Retirement, determined in accordance with the following schedule:

                                                                        Death Benefit as
                 Age at Retirement                                  Percent of Annual Salary
                 -----------------                                  ------------------------
         At least age 55 but less than 56 . . . . . . . .                          15%
         At least age 56 but less than 57 . . . . . . . .                          30%
         At least age 57 but less than 58 . . . . . . . .                          45%
         At least age 58 but less than 59 . . . . . . . .                          60%

POST-RETIREMENT DEATH BENEFIT PLAN FOR SENIOR EXECUTIVES


         At least age 59 but less than 60 . . . . . . . .                          75%
         At least age 60 but less than 61 . . . . . . . .                          90%
         At least age 61 but less than 62 . . . . . . . .                         105%
         At least age 62 but less than 63 . . . . . . . .                         120%
         At least age 63 but less than 64 . . . . . . . .                         135%
         At age 64 and over         . . . . . . . . . . .                         150%

The amount of the Post-Retirement Death Benefit shall be rounded to the next highest $5,000 increment but in no event shall be less than $25,000. The amount so determined shall then be grossed up to provide for income taxes due by the beneficiary using the following formula:

         Grossed up Benefit = (Death Benefit) / (1-Composite Tax Rate)

         Where Composite Tax Rate = marginal Federal tax rate applicable to the highest individual bracket plus an adjustment for State taxes (if any) equal to (1-Federal tax rate) x Highest Marginal individual state tax rate (if any) in the employee's state of residence.

         For example, in 1987 a death benefit of $100,000 would be grossed up in the State of Maryland where the Federal rate = 38.5% and the Maryland State rate = 7.5%

         Grossed up benefit equals:
         $100,000 / [1 - (0.385 + ((1-0.385) * (0.075))]

         No benefits shall be payable under the Plan if a Participant continues employment with the Corporation beyond the first day of the month coinciding with or next following the attainment of age 65, unless such continued employment is pursuant to the express approval of the Board of Directors, based on a determination by the Board that sound business judgment requires the continued service of such Participant for a specified period of time and the agreement of such Participant to so serve. In the case of such approved continuation of employment, a Participant who thereafter retires upon completion of such continued employment shall be entitled to a death benefit equal in amount to 150% of his annualized salary for the pay period immediately prior to retirement, rounded to the next highest $5,000 increment.

POST-RETIREMENT DEATH BENEFIT PLAN FOR SENIOR EXECUTIVES


SECTION 5.  TERM OF BENEFITS

         5.1 The coverage provided under this Plan shall commence immediately on termination of coverage for Retirement and continue during the lifetime of a Participant unless sooner terminated by reason of the circumstances described in the succeeding subsection.

         5.2 If, following the date on which a Participant shall be eligible to receive benefits under the Plan, the Board of Directors shall reasonably find that a Participant, without the prior written consent of the Board of Directors, is engaged in the operation or management of a business, whether as owner, controlling stockholder, partner, director, officer, employee, consultant, or otherwise, which at such time is in competition with the Corporation or any of its subsidiaries or affiliates, or has disclosed to unauthorized persons information relative to the business of the Corporation or any of its subsidiaries or affiliates which the Participant shall have had reason to believe is confidential, or shall be found by the Board of Directors to have committed an act during or after the term of the Participant's employment which would have justified the Participant being discharged for cause, all benefits to which such Participant shall otherwise be entitled under this Plan shall terminate. This section shall be uniformly applied to Participants similarly situated.

SECTION 6.  MANNER OF PAYMENT

         6.1 A written designation of beneficiary(ies) and contingent beneficiary(ies) may be made by the Participant with the Compensation Committee of the Board of Directors and changed from time to time by written notice made by the Participant or, if applicable, his assignee to the Compensation Committee.

         6.2 The Post-Retirement Death Benefit shall be payable to the designated beneficiary or beneficiaries. If, at the time of the Participant's death, there is no designated beneficiary as to all or any part of the benefit, or if the designated beneficiary does not survive the Participant, the benefit will be paid at the option of the Compensation Committee of the Board of Directors to any of the following survivors of the Participant: wife, husband, mother, father, child, or children; or to the executors or administrators of the Participant.

         6.3 Payments to any named beneficiary or beneficiaries as designated in any insurance policy purchased hereunder by the Corporation or pursuant to any applicable law or to any survivor or survivors of the Participant or to the estate of a Participant or pursuant to this Plan shall completely discharge all liabilities of the Corporation with respect to the amounts so paid.

         6.4 The Participant or beneficiary may arrange to have the benefit paid in (a) lump sum, (b) monthly or annual installments over a fixed period of years, or (c) such other arrangements as may be agreed upon by the Participant or beneficiary and the Compensation

POST-RETIREMENT DEATH BENEFIT PLAN FOR SENIOR EXECUTIVES


Committee of the Board of Directors.

         6.5 The Post-Retirement Death Benefit shall be paid by the Corporation from its general funds.

SECTION 7.  AMENDMENT AND TERMINATION

         The Compensation Committee may from time to time recommend amendments to the Board of Directors for their review and approval. The Board of Directors may terminate the Plan or amend the Plan in any respect and at any time; provided, however, that no such amendment or termination shall have the effect of reducing the death benefit then being paid, or to be paid, on behalf of any retired Participant and provided further that no such amendment or termination shall reduce the calculation of the death benefit to be paid on behalf of any active Participant retired on the day prior to the effective date of such amendment or termination. Any Participant may, however, at the Participant's election, by written notice to the Compensation Committee of the Board of Directors terminate participation in the Plan.

SECTION 8.  ADMINISTRATION

         This Plan shall be administered by the Compensation Committee of the Board of Directors subject to the approval of the Board of Directors. A decision of the Board of Directors with respect to any matter pertaining to the Plan shall be conclusive and binding on all interested parties.

SECTION 9.  GENERAL PROVISIONS

         9.1 Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Corporation or to remain in any of the positions designated in Addendum A or affect the right of the Corporation to terminate any Participant's employment with or without cause.

         9.2 The Plan shall be construed and administered in accordance with the laws of the State of Maryland.